Pricing Supplement dated July 2, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303
$1,000,000 Weighted Allocation Barrier Notes due July 8, 2031 Linked to the Performance of a Basket Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes offer partial exposure to potential appreciation of the Basket from the Initial Basket Value to the Final Basket Value. The weighting of each Basket Component within the Basket will not be determined until the Final Valuation Date and will be based on the relative performance of the Basket Components from the Initial Valuation Date to the Final Valuation Date. The Basket Component with the best performance will be allocated a weighting of 50%, the Basket Component with the second-best performance will be allocated a weighting of 30% and the Basket Component with the worst performance will be allocated a weighting of 20%. Investors should be willing to forgo dividend payments and, if the Final Basket Value is less than the Barrier Value, be willing to lose a significant portion or all of their investment at maturity.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	July 2, 2026	Final Valuation Date:†	July 2, 2031
Issue Date:	July 8, 2026	Maturity Date:†	July 8, 2031
Reference Assets:	An unequally weighted basket (the “Basket”) consisting of the Nasdaq-100 Index® (the “NDX Index”), the Russell 2000® Index (the “RTY Index”) and the EURO STOXX 50® Index (the “SX5E Index”) (each, a “Basket Component” and together, the “Basket Components”), as set forth in the following table. The weighting of each Basket Component within the Basket will not be determined until the Final Valuation Date and will be based on the relative performance of the Basket Components from the Initial Valuation Date to the Final Valuation Date.
Basket Component	Bloomberg Ticker	Initial Component Value(1)
NDX Index	NDX<Index>	29,329.21
RTY Index	RTY<Index>	2,996.110
SX5E Index	SX5E<Index>	6,360.47
(1) With respect to each Basket Component, the Closing Value of that Basket Component on the Initial Valuation Date
Payment at Maturity:

You will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪ If the Final Basket Value is greater than the Initial Basket Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Basket Return × Participation Rate)

▪ If the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

▪ If the Final Basket Value is less than the Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Basket Return)

If the Final Basket Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Basket from the Initial Basket Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Participation Rate:	96%
Barrier Value:	75, which is 75.00% of the Initial Basket Value

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.85%	99.15%
Total	$1,000,000	$1,000,000	$8,500	$991,500
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $991.50 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $978.30 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of $8.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	100
Final Basket Value:

The Final Basket Value will be calculated as follows:

100 × [1 + (50% × Basket Component Return of the Best Performing Basket Component) + (30% × Basket Component Return of the Second Best Performing Basket Component) + (20% × Basket Component Return of the Worst Performing Basket Component)]

Best Performing Basket Component:	The Basket Component with the highest Basket Component Return
Second Best Performing Basket Component:	The Basket Component with the second highest Basket Component Return
Worst Performing Basket Component:	The Basket Component with the lowest Basket Component Return
Basket Component Return:	With respect to each Basket Component, an amount calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Final Component Value:	With respect to each Basket Component, the Closing Value of that Basket Component on the Final Valuation Date
Closing Value:	Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749HSQ9 / US06749HSQ91

*	The Basket Components and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Basket Components” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You are willing and able to accept that your return from any appreciation in the value of the Basket will be reduced by the Participation Rate.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Basket.

•	You anticipate that the Final Basket Value will be greater than the Initial Basket Value.

•	You understand and accept that the weighting of each Basket Component within the Basket will not be determined until the Final Valuation Date and will be based on the relative performance of the Basket Components from the Initial Valuation Date to the Final Valuation Date.

•	You understand and accept the risks that (a) the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components and (b) you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Basket Components.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Basket Components, nor will you have any voting rights with respect to the securities composing the Basket Components.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You are unwilling or unable to accept that your return from any appreciation in the value of the Basket will be reduced by the Participation Rate.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Final Basket Value falls below the Barrier Value.

•	You do not anticipate that the Final Basket Value will be greater than the Initial Basket Value.

•	You do not understand and/or are unwilling to accept that the weighting of each Basket Component within the Basket will not be determined until the Final Valuation Date and will be based on the relative performance of the Basket Components from the Initial Valuation Date to the Final Valuation Date.

•	You are unwilling or unable to accept the risks that the performance of lesser performing Basket Components will mitigate the performance of better performing Basket Components and that you may lose a significant portion of your investment even if one or more Basket Components performs positively.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket Components, and/or that is based on a weighted allocation of the Basket Components that will be determined on the Final Valuation Date.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Basket Components.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Basket.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	Hypothetical Initial Component Value of each Basket Component: 100.00*

*	The hypothetical Initial Component Value of 100.00 for each Basket Component has been chosen for illustrative purposes only and does not represent the actual Initial Component Values for the Basket Components. The actual Initial Component Value for each Basket Component is set forth on the cover of this pricing supplement.

For information regarding recent values of the Basket Components, please see “Information Regarding the Basket Components” in this pricing supplement.

Final Basket Value	Basket Return	Payment at Maturity per $1,000 Principal Amount Note
200.00	100.00%	$1,960.00
190.00	90.00%	$1,864.00
180.00	80.00%	$1,768.00
170.00	70.00%	$1,672.00
160.00	60.00%	$1,576.00
150.00	50.00%	$1,480.00
140.00	40.00%	$1,384.00
130.00	30.00%	$1,288.00
120.00	20.00%	$1,192.00
110.00	10.00%	$1,096.00
105.00	5.00%	$1,048.00
100.00	0.00%	$1,000.00
95.00	-5.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
75.00	-25.00%	$1,000.00
74.99	-25.01%	$749.90
70.00	-30.00%	$700.00
60.00	-40.00%	$600.00
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Basket Return is 10.00%.

Basket Component	Initial Component Value	Final Component Value	Basket Component Return	Weighting (Determined on Final Valuation Date)
NDX Index	100.00	110.00	10.00%	30%
RTY Index	100.000	122.000	22.00%	50%
SX5E Index	100.00	80.00	-20.00%	20%

Step 1: Determine the weighting of each Basket Component.

Because the RTY Index has the highest Basket Component Return, the RTY Index is the Best Performing Basket Component and is allocated a weighting of 50%. Because the NDX Index has the second highest Basket Component Return, the NDX Index is the Second Best Performing Basket Component and is allocated a weighting of 30%. Because the SX5E Index has the lowest Basket Component Return, the SX5E Index is the Worst Performing Basket Component and is allocated a weighting of 20%.

Step 2: Calculate the Final Basket Value.

The Final Basket Value is calculated as follows:

100 × [1 + (50% × 22.00%) + (30% × 10.00%) + (20% × -20.00%)] = 110.00

Therefore, the Final Basket Value is 110.00, resulting in a Basket Return of 10.00%.

Step 3: Calculate the payment at maturity.

Because the Final Basket Value is greater than the Initial Basket Value, you will receive a payment at maturity of $1,096.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Basket Return × Participation Rate)

$1,000 + ($1,000 × 10.00% × 96%)

$1,000 + $96.00 = $1,096.00

The total return on investment of the Notes is 9.60%, which is less than the Basket Return of 10.00%.

Example 2: The Basket Return is -20.00%.

Basket Component	Initial Component Value	Final Component Value	Basket Component Return	Weighting (Determined on Final Valuation Date)
NDX Index	100.00	60.00	-40.00%	20%
RTY Index	100.000	70.000	-30.00%	30%
SX5E Index	100.00	94.00	-6.00%	50%

Step 1: Determine the weighting of each Basket Component.

Because the SX5E Index has the highest Basket Component Return, the SX5E Index is the Best Performing Basket Component and is allocated a weighting of 50%. Because the RTY Index has the second highest Basket Component Return, the RTY Index is the Second Best Performing Basket Component and is allocated a weighting of 30%. Because the NDX Index has the lowest Basket Component Return, the NDX Index is the Worst Performing Basket Component and is allocated a weighting of 20%.

Step 2: Calculate the Final Basket Value.

The Final Basket Value is calculated as follows:

100 × [1 + (50% × -6.00%) + (30% × -30.00%) + (20% × -40.00%)] = 80.00

Therefore, the Final Basket Value is 80.00, resulting in a Basket Return of -20.00%.

Step 3: Calculate the payment at maturity.

Because the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Barrier Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 3: The Basket Return is -50.00%.

Basket Component	Initial Component Value	Final Component Value	Basket Component Return	Weighting (Determined on Final Valuation Date)
NDX Index	100.00	40.00	-60.00%	30%
RTY Index	100.000	27.500	-72.50%	20%
SX5E Index	100.00	65.00	-35.00%	50%

Step 1: Determine the weighting of each Basket Component.

Because the SX5E Index has the highest Basket Component Return, the SX5E Index is the Best Performing Basket Component and is allocated a weighting of 50%. Because the NDX Index has the second highest Basket Component Return, the NDX Index is the Second Best Performing Basket Component and is allocated a weighting of 30%. Because the RTY Index has the lowest Basket Component Return, the RTY Index is the Worst Performing Basket Component and is allocated a weighting of 20%.

Step 2: Calculate the Final Basket Value.

The Final Basket Value is calculated as follows:

100 × [1 + (50% × -35.00%) + (30% × -60.00%) + (20% × -72.50%)] = 50.00

Therefore, the Final Basket Value is 50.00, resulting in a Basket Return of -50.00%.

Step 3: Calculate the payment at maturity.

Because the Final Basket Value is less than the Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -50.00%) = $500.00

The total return on investment of the Notes is -50.00%.

Example 3 demonstrates that, if the Final Basket Value is less than the Barrier Value, your investment in the Notes will be fully exposed to the decline of the Basket from the Initial Basket Value.

You may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket, the Basket Components or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Basket Value is less than the Barrier Value, your Notes will be fully exposed to the decline of the Basket from the Initial Basket Value. You may lose up to 100.00% of the principal amount of your Notes.

•	Your Return from Any Appreciation in the Value of the Basket Will Be Reduced by the Participation Rate—Because the Participation Rate is less than 100%, your return on the Notes will not reflect the full amount of any appreciation in the value of the Basket. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Basket.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	The Performance of the Basket Components May Offset Each Other; Correlation (or Lack of Correlation) Among the Basket Components May Adversely Affect the Return on the Notes—The Basket Return will be calculated based on the weighted average performance of the Basket Components, as described on the cover of this pricing supplement. The lesser performance of some Basket Components will mitigate, and may completely offset, the greater performance of other Basket Components. You may lose a significant portion of your investment even if one or more Basket Components performs positively.

Correlation is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of other Basket Components may not increase as much or may even decline in value. In addition, high correlation of movements in the values of Basket Components could adversely affect your return during periods of decline for the Basket Components. Changes in the values of the Basket Components and/or the correlation among them may adversely affect the market value of, and any payments on, your Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Basket Components on the Dates Specified —Any payment on the Notes will be determined based on the Closing Values of the Basket Components on the dates specified. You will not benefit from any more favorable values of the Basket Components determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Basket has increased from the Initial Basket Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Securities Composing the Basket Components—The return on the Notes may not reflect the return you would realize if you actually owned the securities composing the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing any Basket Component would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

•	Each Basket Component Reflects the Price Return of the Securities Composing That Basket Component, Not the Total Return—The return on the Notes is based on the performance of a Basket composed of the Basket Components. Each Basket Component is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Basket Component. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Basket Components Could Adversely Affect the Value of the Notes—The sponsor of a Basket Component may add, delete, substitute or adjust the securities composing that Basket Component or make other methodological changes to that Basket Component that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of a Basket Component in the event of certain material changes in or modifications to that Basket Component. In addition, the sponsor of a Basket Component may also discontinue or suspend calculation or publication of that Basket Component at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Basket Component or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of that Basket Component. Any of these actions could adversely affect the value of the relevant Basket Component and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities with Respect to the NDX Index—Some of the equity securities composing the NDX Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index—The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore Notes linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities in Non-U.S. Securities Markets with Respect to the SX5E Index—The equity securities composing the SX5E Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the SX5E Index—The SX5E Index is composed of non-U.S. securities denominated in euros. Because the value of the SX5E Index is also calculated in euros (and not in U.S. dollars), the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based in part on the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Basket Component or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The value of each Basket Component has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes. The historical correlation between the Basket Components is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Basket Components over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Basket Components and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Basket Components” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital

Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Basket and the Basket Components;

o	correlation (or lack of correlation) of the Basket Components;

o	the time to maturity of the Notes;

o	dividend rates on the components of each Basket Component;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rate of the U.S. dollar relative to the euro; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the Basket Components

Nasdaq-100 Index®

The NDX Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDX Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the NDX Index, recently implemented several changes to the methodology of the NDX Index, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the NDX Index included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the NDX Index, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the NDX Index, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the NDX Index, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the NDX Index also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the NDX Index on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the NDX Index above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the NDX Index between annual reconstitutions, including through the Fast Entry process, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

Historical Performance of the NDX Index

The graph below sets forth the historical performance of the NDX Index based on the daily Closing Values from January 4, 2021 through July 2, 2026. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Nasdaq-100 Index®

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Performance of the RTY Index

The graph below sets forth the historical performance of the RTY Index based on the daily Closing Values from January 4, 2021 through July 2, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EURO STOXX 50® Index

The SX5E Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Performance of the SX5E Index

The graph below sets forth the historical performance of the SX5E Index based on the daily Closing Values from January 4, 2021 through July 2, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Basket Components. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the Notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.